Exhibit 6.7


       CONSULTING SERVICE AGREEMENT FOR THE LED TRAFFIC SIGNAL TECHNOLOGY
                             TRANSFER AND LICENSING

               LED Single Lens Traffic Signal Technology Transfer
                          Consulting Service Agreement
                                       For
                                      Japan

This Agreement is made by and between Traffic Technology Inc (hereinafter refers to "TTI"), a traffic signal technology development company with the office at 8350 E. Evans Road. B-4 Scottsdale, AZ 85260 and JCI Group, Inc, aka, J.C. International (hereinafter refers to "JCI"), an international business intelligence and technology transfer consulting firm with office at 37 West Golf Road, Arlington Heights, IL 60005.

                                   WITNESSETH:

WHEREAS, JCI possesses expertise in the fields of technology transfer and business intelligence consulting services in Asian countries;

WHEREAS, TTI desires to engage JCI to perform professional technology transfer and licensing consulting services; and

WHEREAS, JCI is willing and able to provide such consulting services to TTI in the above-mentiened business consulting fields.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. RETENTION OF CONSULTANT

     A. TTI hereby retains the services of JCI to provide professional consulting service to market TTI's single lens LED traffic signal manufacturing technology during the term of this agreement. In this regards, JCI shall advise and assist TTI in the following fields including, Intellectual property valuing, Technology marketing, Licensor searching and qualifying, Contract negotiation, Technology transfer coordination, Licensing program monitoring.

     B. JCI is an independent contractor and not an employee of TTI. JCI shall not be entitled to or eligible for any benefits or programs otherwise given by TTI to its employees.
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2. TTI'S TECHNOLOGY

TTI's technology here means the patented LED single lens traffic signal with US patent number 5,898,381 and US patent number 6,054,932.

3. GEOGRAPHIC MARKET

The geographic market that JCI will assist TTI to market the above technology is Japan.

4. TERM OF THE AGREEMENT

     A. The consulting period shall extend from the following agreement date through and including the whole THIRD YEAR from the agreement date, unless sooner terminated as provided herein.

     B. This agreement may be renewed for an additional three (3) years period of time which can be determined later on the same or modified terms and conditions based on a mutual agreement.

5. OBLIGATIONS OF CONSULTANT

     A. Utilizing its own consulting capacities and resources, JCI shall be responsible for providing professional consulting services on a best efforts basis.

     B. JCI shall regularly contact with TTI via phone, email, postal service and/or physical visit to advise TTI on project progress and/or status

     C. JCI shall not be held to be responsible for any business decisions that TTI will make.

6. COMPENSATION

     A. In full consideration for the services being rendered by JCI, TTI agrees to pay JCI 25% of its total sales revenue in Japan that is generated by the technology transfer, including, but not limited to, technology licensing fee. This payment shall be made payable to JCI within 5 working days after TTI receives it for each time. TTI agrees to continuously make the payment to JCI within 12 months after the agreement is terminated;

     B. JCI shall be responsible for all expenses that it may incur in connection with this project.

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
7. CONFIDENTIAL INFORMATION

     A. JCI recognizes that during the course of its retention during the Consulting Terms, it may have occasion to review and receive confidential or proprietary information or material from TTI including information relating the inventions, patent, trademarks and copyright applications, improvements, know-how, specifications, drawings, cost and pricing data, process flow diagrams, bills, customer and vender lists, ideas, and/or any other written material referring to same.

     B. JCI covenants and agrees that both during and after termination of this Agreement, it and its employees, affiliates, and subsidiaries will retain such Confidential Information in confidence pursuant to the following terms and conditions:

          1. JCI agrees to maintain in confidence any such Confidential Information disclosed by TTI relating to the Field that was not previously know to JCI or to the general public, or that was not in the public domain prior to such disclosure.

          2. Such Confidential Information shall be maintained in confidence by JCI unless or until:
               a. It shall have been made public by an act or omission of a party other than JCI.
               b. JCI receives such Confidential Information from an unrelated third party on a non-confidential basis; or
               c. The passage of Three (3) years from the date of disclosure, whichever shall first occur.

          3. JCI agrees that it will not, without first obtaining the prior written permission of TTI:
               a. Directly or indirectly utilize such Confidential Information in its business;
               b. Manufacture or sell any product that is based in whole or in part on such Confidential Information; or
               c.   Disclose such Confidential Information to any third party.

8. NON-COMPETITION

JCI shall not during the Term of this Agreement provide the same type of consulting services, directly or indirectly, to any other organizations engaged in the creation, design, development, and/or marketing of the same type of LED traffic signal technology.

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
9. TERMINATION

     A. Either party may terminate this Agreement if the other party fails to implement its obligation and fails to improve the situation upon the other party requests. The agreement termination request should be sent to the other party in writing 30 days in advance. Such termination to become effective at the conclusion of such 30 day period.

     B. In the event of a termination or expiration of this Agreement, all covenants and obligations of the parties shall expressly survive termination; only except:

     C. TTI shall, within one (1) full year after the termination, continuously make full payment from this technology transfer to China as identified under "4. COMPENSATION, Item A" to JCI.

     C. JCI may immediately terminate this Agreement in the event of disability or death of Mr. Joe Chao, or other natural reasons.

10. NOTICES

Any notice required to be given pursuant to this Agreement shall be in writing and provided via fax or certified and/or registered mail.


11. SETTLEMENT OF DISPUTE

     11. 1. Consultation: In the event a dispute arises in connection with the interpretation or implementation of this contract, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute cannot be resolved in this manner within 60 days after the commencement of discussions, either party may submit the dispute to arbitration.

     11. 2. Arbitration: Arbitration shall be conducted in Phenix in accordance with the rules of the State of Arizona arbitration authority and/or Arizona court and in such case:

The arbitration award shall be final and binding on both parties. The costs of arbitration shall be borne by the losing party or as othewise determined by the arbitration panel. Any award of the arbitrators shall be enforceable by any court having jurisdiction over the party against which the award has been rendered, or wherever assets of the party against which the award has been rendered can be located.

12. GOVERNING LAW

The formation, execution, validity, interpretation and implementation of this contract and the settlement of disputes concerning this contract shall be governed by the laws of the State of Arizona

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13. AGREEMENT BINDING ON SUCCESSORS

This Agreement shall be binding on and shall insure to the benefit of the parties hereto, and there heirs, administrators, successors, and assigns.

14. WAIVER

No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same of other provisions of this Agreement.

15. SEVERABILITY

If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from the Agreement.

16. INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.


TRAFFIC TECHNOLOGY INC.                      J.C. INTERNATIONAL

By: Marco Messina                            By: Joe Chao
    ------------------------------               ------------------------------
Title: President                             Title: President
       ---------------------------                  ---------------------------
Signature: /s/ Marco Messina                 Signature: /s/ Joe Chao
           -----------------------                      -----------------------
Date: 04/25/01                               Date: 04/25/01
      ----------------------------                 ----------------------------

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